Exhibit 10.59

BILL OF SALE

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Kona Gold Beverage, Inc., a Delaware Corporation (“Seller”), as contemplated by that certain Asset Purchase Agreement dated September 26, 2023 (“APA”), hereby grants, bargains, sells, assigns, transfers, sets over and conveys to Sprecher Brewing Company LLC, a Wisconsin limited liability company (“Purchaser”), all of the assets set forth in Article II of the APA (“Purchased Assets”). Seller represents and warrants to Buyer that the included assets are free and clear of all liens, encumbrances, claims, charges, and restrictions of every kind and nature.

Seller hereby further covenants and agrees to warrant and defend the sale and assignment of the assets to the Purchaser against any and all persons or entities whatsoever, and at the request of the Purchaser, to execute and deliver further reasonable instruments of transfer and assignment and take such other reasonable actions as Purchaser may reasonably request to more effectively transfer and assign title of the assets to Purchaser.

IN WITNESS WHEREOF, Seller has executed and delivered this Bill of Sale on this __ day of ______, 2023.

KONA GOLD BEVERAGE,INC.

By:
Name:	Robert Clark
Title:	Chief Executive Officer